StemCells, Inc. Advances Clinical Trial in Age-Related Macular Degeneration to
Final Cohort

Phase I/II AMD Trial on Track to Complete Enrollment in June

NEWARK, CA, May 22, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (Nasdaq:STEM) announced today that it has transplanted the Company’s proprietary HuCNS-SC® (purified human neural stem cells) into the first five patients in the final cohort of its 16-patient Phase I/II trial for geographic atrophy of age related macular degeneration (GA-AMD). Each of the eight patients in this second cohort will receive a dose of 1 million stem cells into the most affected eye.

“We are very pleased with the rate of progress being made towards our goal of completing enrollment in this study by the end of this quarter,” said Stephen Huhn, M.D., FACS, FAAP, Vice President, CNS Clinical Research at StemCells, Inc. “We look forward to releasing the first interim results from this study next month and are planning to initiate a controlled Phase II proof-of-concept study later this year.”

About Geographic Atrophy of Age-Related Macular Degeneration

An estimated 10 million people in the U.S. either have age-related macular degeneration (AMD) or are at substantial risk for receiving the diagnosis, according to the Foundation Fighting Blindness. AMD is a degenerative retinal disease that typically strikes adults in their 50s or early 60s and gradually progresses to destroy central vision. Age-related macular degeneration refers to a loss of photoreceptors (rods and cones) from the macula, the central part of the retina. Overall, about 85% of patients with AMD suffer from the dry form of the disease, the advanced form of which is referred to as “geographic atrophy.”

About the Trial

The Phase I/II trial evaluates the safety and preliminary efficacy of HuCNS-SC cells as a treatment for dry AMD. The investigation is divided into two sequential cohorts. Subjects are enrolled into each cohort based on best-corrected visual acuity (BCVA), as determined by the Electronic Early Treatment Diabetic Retinopathy Study (E-ETDRS) acuity test. Patients with BCVA of less than or equal to 20/400 in the study eye were enrolled in Cohort I. Patients with less severe BCVA of 20/320 to 20/100 in the study eye are being enrolled in Cohort II. Cohort I consists of four subjects who were each transplanted with 200,000 stem cells, followed by four subjects who have each been transplanted with 1 million cells. Cohort II will consist of eight subjects who will undergo transplant with 1 million cells. The HuCNS-SC cells are administered by a single injection into the space behind the retina in the most affected eye. Patients’ vision is being evaluated using both conventional and advanced state-of-the-art methods of ophthalmological assessment. Evaluations are being performed at predetermined intervals over a one-year period to assess safety and signs of vision improvement. Patients will be followed for an additional four years in a separate observational study.

The trial is currently enrolling patients at five centers. Patients interested in participating in the study should contact one of these centers directly:

•	Byers Eye Institute at Stanford, Stanford Hospital and Clinics, Palo Alto, CA –

(650) 498-4486

•	New York Eye and Ear Infirmary, New York, NY – (212) 979-4251

•	Retina Foundation of the Southwest, Dallas, Texas – (214) 363-3911

•	Retina Research Institute of Texas, Abilene, TX – (325) 690-4414

•	Retina-Vitreaous Associates Medical Group, Los Angeles, California – (310) 289-2478 ext 1243

More information about the StemCells Dry Age Related Macular Degeneration program can be found on the Company website at:

http://www.stemcellsinc.com/Therapeutic-Programs/AMD-and-Retinal-Disorders.htm

Additional information about the clinical trial is available at:

http://www.stemcellsinc.com/Therapeutic-Programs/Clinical-Trials.htm and at the U.S. National Institutes of Health website at:

http://www.clinicaltrials.gov/ct2/show/NCT01632527?term=stemcells+inc+amd&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies of its proprietary HuCNS-SC cells. StemCells clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, there is the possibility of a durable clinical effect following a single transplantation. The Company’s preclinical research established that HuCNS-SC cells can be directly transplanted in the central nervous system (CNS) with no sign of tumor formation or adverse effects.  The HuCNS-SC platform technology is a highly purified composition of human neural stem cells that are expanded and stored as banks of cells.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s platform technology , HuCNS-SC® cells (purified human neural stem cells), is currently in clinical development as a potential treatment for a broad range of central nervous system disorders. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM). StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the prospect of the Company’s HuCNS-SC cells to preserve vision; the prospect and timing of patient enrollment in the Company’s clinical trial in dry AMD; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies or review boards will permit the Company to continue clinical testing in AMD; uncertainties regarding the timing and duration of any clinical trials; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT: Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Andrea Flynn

Russo Partners

(646) 942-5631

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